Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for Third Quarter 2024

LOS ANGELES, CA – (BUSINESS WIRE) – October 29, 2024 – Broadway Financial Corporation (“Broadway” or the “Company”) (NASDAQ: BYFC), parent company of City First Bank, National Association (the “Bank”, and collectively, with the Company, “we” or “City First Broadway”), reported net income attributable to Broadway of $522 thousand for the third quarter of 2024 compared to $91 thousand for the third quarter of 2023, an increase of $431 thousand.  Net loss attributable to common stockholders was $228 thousand during the third quarter of 2024 after deducting preferred dividends of $750 thousand, compared to net income attributable to common stockholders of $91 thousand for the third quarter of 2023.  Diluted loss per common share was $0.03 for the third quarter of 2024, compared to $0.01 of earnings per diluted common share for the third quarter of 2023.  Diluted loss per common share for the third quarter of 2024 reflects preferred dividends of $0.09 per diluted common share.

During the third quarter of 2024, net interest income increased by $1.5 million, or 23.0%, to $8.3 million, compared to $6.8 million for the third quarter of 2023.  The increase resulted from higher interest income of $4.2 million, primarily due to an increase in interest on loans and interest-bearing deposits at other banks, partially offset by higher interest expense of $2.7 million, primarily due to an increase in the cost of borrowings and deposits.

For the first nine months of 2024, the Company reported net income attributable to Broadway of $627 thousand compared to $1.9 million for the first nine months of 2023.  Net loss attributable to common stockholders was $190 thousand during the first nine months of 2024 after deducting preferred dividends of $817 thousand, compared to net income attributable to common stockholders of $1.9 million for the first nine months of 2023.  Diluted loss per common share was $0.02 for the first nine months of 2024 compared to $0.21 of earnings per diluted common share for the first nine months of 2023.  Diluted earnings per share for the first nine months of 2024 reflects preferred dividends of $0.10 per diluted common share.  The decrease in net income attributable to the Company primarily resulted from an increase in non-interest expense of $3.0 million during the first nine months of 2024, compared to the first nine months of 2023, primarily due to increases in compensation and benefits expense of $1.4 million and professional services expense of $1.2 million.  The increase in non-interest expense was partially offset by an increase of $1.5 million in net interest income and a decrease in income tax expense of $508 thousand during the first nine months of 2024, compared to the first nine months of 2023.

Third Quarter 2024 Highlights:

•	During the third quarter of 2024, total interest income increased by $4.2 million, or 35.5%, compared to the third quarter of 2023.
•	The yield on average interest-earning assets increased by 73 basis points to 4.82% for the third quarter of 2024, compared to 4.09% for the third quarter of 2023.
•	Total gross loans receivable increased by $87.5 million, or 9.9%, to $975.3 million at September 30, 2024, compared to $887.8 million at December 31, 2023.
•
The value of the Company’s portfolio of securities available-for-sale increased by $6.0 million during the first nine months of 2024 and resulted in other comprehensive income of $4.2 million, net of taxes.

Chief Executive Officer, Brian Argrett commented, “During the third quarter, we continued our record of sequentially growing total interest income, which increased 4.4% as compared to the second quarter of 2024, and over 35% as compared to the third quarter of 2023.  The increase in interest income reflects growth of 50% in our loan portfolio since receipt of the equity investment under the U.S. Treasury’s Emergency Capital Investment Program in June 2022.  In addition, the growth in interest income reflects improving yields on our interest-earning assets, which have increased by 173 basis points, or over 56%, since the end of March 2022 when the Federal Open Market Committee of the Federal Reserve began implementing interest rate hikes to curb inflation.  I am pleased to report again that we only had one non-performing loan as of September 30, 2024, which represented less than $300 thousand, or 0.03% of total loans.”

“Despite these improvements, our bottom-line performance has been constrained by compression in our net interest margin, which reflects the sharp increase in the Bank’s cost of funds resulting from the rate hikes implemented by the Federal Reserve through 2023.  Nonetheless, we increased net interest income, net interest income after provisions for credit losses, and net income attributable to Broadway during the third quarter as compared to the second quarter of 2024 and the third quarter of 2023.”

“Finally, I want to thank our team members for their commitment to our mission, and their focus on improving operating performance and serving the low-to-moderate income communities within our targeted geographic markets.  In addition, I wish to thank our stockholders and depositors for their continued support, which is pivotal as we strive to expand the service and support that City First Broadway provides to our customers and broader stakeholders.”

Net Interest Income

Third Quarter of 2024 Compared to Third Quarter of 2023

Net interest income before provision for credit losses for the third quarter of 2024 totaled $8.3 million, representing an increase of $1.5 million, or 23.0%, from net interest income before provision for credit losses of $6.8 million for the third quarter of 2023.  The increase resulted from higher interest income of $4.2 million, partially offset by an increase in interest expense of $2.7 million.  The increase in interest income was primarily due to growth of $141.8 million in average loans receivable and $95.9 million in average interest-earning deposits, which were partially offset by a decline of $71.0 million in average securities during the third quarter of 2024, compared to the third quarter of 2023.  In addition, the overall rate earned on interest-earning assets increased by 73 basis points as the Bank earned higher rates on the loan portfolio, as well as on interest-earning deposits.  The increase in interest income was partially offset by an increase in the average cost of funds, which increased to 3.23% for the third quarter of 2024 from 2.47% for the third quarter of 2023, due to higher average balances of borrowings and higher rates paid on deposits.  Net interest margin increased to 2.49% for the third quarter of 2024 from 2.33% for the third quarter of 2023.

First Nine Months of 2024 Compared to the First Nine Months of 2023

Net interest income before provision for credit losses for the nine months ended September 30, 2024 totaled $23.8 million, representing an increase of $1.5 million, or 6.5%, from net interest income before provision for credit losses of $22.3 million for the nine months ended September 30, 2023.  The increase resulted from higher interest income of $11.8 million, partially offset by an increase in interest expense of $10.4 million.  The increase in interest income was primarily due to an increase of $144.1 million in the average balance of loans receivable and an increase of $88.2 million in average interest-bearing deposits, which were partially offset by a decrease of $47.8 million in average securities.  In addition, interest income increased due to an increase of 63 basis points, or 15.6%, in the overall rate earned on interest-earning assets during the nine months ended September 30, 2024, as the Bank earned higher rates on the loan portfolio, interest-bearing deposits and stock investments with the Federal Reserve and Federal Home Loan Bank.  The increase in interest income was partially offset by an increase in the average cost of funds, which increased to 3.14% for the nine months ended September 30, 2024 from 2.00% for the nine months ended September 30, 2023, due to higher average balances of borrowings and higher rates paid on borrowings and deposits. Net interest margin decreased to 2.38% for the nine months ended September 30, 2024, compared to 2.60% for the nine months ended September 30, 2023.

The following tables set forth the average balances, average yields and costs, and certain other information for the periods indicated.  All average balances are daily average balances.  The yields set forth below include the effect of deferred loan fees, and discounts and premiums that are amortized or accreted to interest income or expense.

	For the Three Months Ended September 30,
	2024			2023
	(Dollars in thousands)
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets
Interest-earning assets:
Interest-earning deposits in other banks	$106,569	$1,491	5.57%	$10,629	$139	5.23%
Securities	248,833	1,635	2.61	319,866	2,180	2.73%
Loans receivable (1)	963,849	12,796	5.28	822,031	9,406	4.58%
FRB and FHLB stock (2)	13,835	244	7.02	12,538	202	6.44%
Total interest-earning assets	1,333,086	$16,166	4.82	1,165,064	$11,927	4.09%
Non-interest-earning assets	48,980			67,047
Total assets	$1,382,066			$1,232,111

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$282,808	$1,740	2.45%	$259,184	$1,256	1.94%
Savings deposits	55,198	90	0.65%	58,686	42	0.29%
Interest checking and other demand deposits	67,023	107	0.64%	101,657	93	0.37%
Certificate accounts	165,483	1,272	3.06%	152,577	735	1.93%
Total deposits	570,512	3,209	2.24%	572,104	2,126	1.49%
FHLB advances	209,064	2,588	4.92%	196,184	2,571	5.24%
Bank Term Funding Program borrowing	100,000	1,220	4.85%	-	-	-%
Other borrowings	86,397	819	3.77%	67,533	457	2.71%
Total borrowings	395,461	4,627	4.65%	263,717	3,028	4.59%
Total interest-bearing liabilities	965,973	$7,836	3.23%	835,821	$5,154	2.47%
Non-interest-bearing liabilities	131,750			120,162
Stockholders’ equity	284,343			276,128
Total liabilities and stockholders’ equity	$1,382,066			$1,232,111

Net interest rate spread (3)		$8,330	1.60%		$6,773	1.62%
Net interest rate margin (4)			2.49%			2.33%
Ratio of interest-earning assets to interest-bearing liabilities			138.00%			139.39%

(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs and loan premiums.
(2)	FRB is Federal Reserve Board. FHLB is Federal Home Loan Bank.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

	For the Nine Months Ended September 30,
	2024			2023
	(Dollars in thousands)
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets
Interest-earning assets:
Interest-earning deposits in other banks	$102,082	$4,024	5.27%	$13,889	$425	4.08%
Securities	276,892	5,586	2.69%	324,719	6,543	2.69%
Loans receivable (1)	938,666	36,104	5.14%	794,524	27,039	4.54%
FRB and FHLB stock (2)	13,794	733	7.10%	11,577	603	6.94%
Total interest-earning assets	1,331,434	$46,447	4.66%	1,144,709	$34,610	4.03%
Non-interest-earning assets	50,591			67,712
Total assets	$1,382,025			$1,212,421

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$276,802	$4,805	2.32%	$263,102	$2,959	1.50%
Savings deposits	57,272	294	0.69%	60,275	71	0.16%
Interest checking and other demand deposits	75,636	418	0.74%	100,921	257	0.34%
Certificate accounts	164,718	3,577	2.90%	150,651	1,691	1.50%
Total deposits	574,428	9,094	2.11%	574,949	4,978	1.15%
FHLB advances	209,198	7,779	4.97%	173,312	6,035	4.64%
Bank Term Funding Program borrowing	100,000	3,633	4.85%	-	-	-%
Other borrowings	80,974	2,169	3.58%	70,957	1,282	2.41%
Total borrowings	390,172	13,581	4.65%	244,269	7,317	3.99%
Total interest-bearing liabilities	964,600	$22,675	3.14%	819,218	$12,295	2.00%
Non-interest-bearing liabilities	134,455			115,362
Stockholders’ equity	282,970			277,841
Total liabilities and stockholders’ equity	$1,382,025			$1,212,421

Net interest rate spread (3)		$23,722	1.52%		$22,315	2.03%
Net interest rate margin (4)			2.38%			2.60%
Ratio of interest-earning assets to interest-bearing liabilities			138.03%			139.73%

(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs and loan premiums.
(2)	FRB is Federal Reserve Board. FHLB is Federal Home Loan Bank.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

Provision for Credit Losses

For the three months ended September 30, 2024, the Company recorded a provision for credit losses of $399 thousand, compared to a recovery of provision for credit losses of $2 thousand for the three months ended September 30, 2023.  For the nine months ended September 30, 2024, the Company recorded a provision for credit losses of $1.2 million, compared to $808 thousand for the nine months ended September 30, 2023.  The provisions for credit losses during the third quarter and nine months ended September 30, 2024 include recoveries of provisions for credit losses for off-balance sheet loan commitments of $24 thousand and $26 thousand, respectively.  The increases in the provisions for credit losses during the third quarter and nine months ended September 30, 2024 were primarily due to growth in the loan portfolio.

The allowance for credit losses (“ACL”) increased to $8.5 million as of September 30, 2024, compared to $7.3 million as of December 31, 2023 due to growth in the loan portfolio.

The Bank had one non-accrual loan at September 30, 2024 with an unpaid principal balance of $291 thousand.  No loan charge-offs were recorded during the quarters or nine months ended September 30, 2024 or 2023.

Non-interest Income

Non-interest income for the third quarter of 2024 totaled $416 thousand, compared to $331 thousand for the third quarter of 2023.

For the first nine months of 2024, non-interest income totaled $995 thousand, compared to $880 thousand for the same period in the prior year.

Non-interest Expense

Total non-interest expense was $7.6 million for the third quarter of 2024, compared to $7.0 million for the third quarter of 2023, representing an increase of $613 thousand, or 8.8%.  The increase was primarily due to an increase in professional and accounting fees in connection with the Company’s remediation efforts of the weaknesses in internal controls that were identified during preparation of the financial statements for the third quarter of 2023.

For the first nine months of 2024, non-interest expense totaled $22.7 million, representing an increase of $3.0 million, or 15.4%, from $19.7 million for the same period in the prior year.  The increase primarily resulted from increases in compensation and benefits expense of $1.4 million and professional services expense of $1.2 million.  The increase in compensation and benefits expense reflects the investment in additional executives and staff to support growth and strengthen overall controls and management depth.  As previously reported, the Company hired a new Chief Financial Officer.  The Company also hired a General Counsel and Chief Risk Officer, Chief Accounting Officer, and Treasurer during the first six months of 2024.  The increase in professional services expense was primarily due to the costs associated with third-party professionals that were retained in connection with the Company’s investigation of the weaknesses in internal controls that were identified during preparation of the financial statements for the third quarter of 2023.

Income Taxes

The Company recorded an income tax expense of $209 thousand for the third quarter of 2024, compared to $39 thousand for the third quarter of 2023.  The increase in income tax expense reflected an increase of $628 thousand in pre-tax income between the two periods.  The effective tax rate was 27.76% for the third quarter of 2024, compared to 31.20% for the third quarter of 2023.

For the nine months ended September 30, 2024, income tax expense was $298 thousand, compared to $806 thousand for the nine months ended September 30, 2023.  The decrease in income tax expense reflected a decrease in pretax earnings of $1.8 million between the two periods. The effective tax rate was 32.04% for the nine months ended September 30, 2024, compared to 29.49% for the nine months ended September 30, 2023.

Balance Sheet Summary

Total assets decreased by $2.3 million at September 30, 2024, compared to December 31, 2023, reflecting decreases in securities available-for-sale of $78.5 million, primarily due to maturities and paydowns, cash and cash equivalents of $8.1 million, other assets of $1.3 million, and deferred tax assets of $1.1 million, partially offset by growth in net loans of $86.3 million.

Loans held for investment, net of the ACL, increased by $86.3 million to $966.8 million at September 30, 2024, compared to $880.5 million at December 31, 2023.  The increase was primarily due to loan originations of $136.2 million during the first nine months of 2024, which consisted of $65.7 million in multi-family loans, $46.6 million in commercial real estate loans, $17.6 million in other commercial loans, $5.5 million in construction loans, and $800 thousand in SBA loans, partially offset by loan payoffs and repayments of $49.9 million.

The value of the Company’s portfolio of securities available-for-sale appreciated by $6.0 million during the first nine months of 2024 and resulted in other comprehensive income of $4.2 million, net of taxes..  The unrealized appreciation reflected the lower short-term interest rates that occurred after the Federal Reserve lowered its benchmark range by 50 basis points.  The average maturity for the Bank’s portfolio of securities available-for-sale was 2.9 years as of September 30, 2024.

Deposits decreased by $10.4 million to $672.2 million at September 30, 2024, from $682.6 million at December 31, 2023.  The decrease in deposits was attributable to a decrease of $33.1 million in liquid deposits (demand, interest checking, and money market accounts), a decrease of $7.4 million in savings deposits, and a decrease of $2.2 million in Certificate of Deposit Registry Service (“CDARS”) deposits (CDARS deposits are certificates of deposit in excess of FDIC insured limits whereby the Bank makes reciprocal arrangements for insurance with other banks), partially offset by an increase of $32.2 million in Insured Cash Sweep (“ICS”) deposits (ICS deposits are the Bank’s money market deposit accounts in excess of FDIC insured limits whereby the Bank makes reciprocal arrangements for insurance with other banks) and $148 thousand in other certificates of deposit accounts.  We leverage our long-standing partnership with IntraFi Deposit Solutions to offer deposit insurance for accounts exceeding the FDIC deposit insurance limit of $250,000.  As of September 30, 2024, the Bank’s uninsured deposits, including deposits from Broadway and other affiliates, represented 34% of the Bank’s total deposits, compared to 37% as of December 31, 2023.

Total borrowings increased by $1.6 million to $398.4 million at September 30, 2024, from $396.8 million at December 31, 2023, primarily due to an increase of $16.3 million in securities sold under agreements to repurchase, partially offset by the payoff of two notes payable totaling $14.0 million during January 2024.  The notes payable had a blended interest cost of approximately 3.75%.

Stockholders’ equity was $286.4 million, or 20.9% of the Company’s total assets, at September 30, 2024, compared to $281.9 million, or 20.5% of the Company’s total assets, at December 31, 2023.  Book value per share was $14.97 at September 30, 2024, compared to $14.65 at December 31, 2023.  The increases in total stockholders’ equity, the ratio of equity to total assets, and book value per share primarily reflect unrealized income from securities available for sale during the quarter, and, to a lesser extent, the net income generated by the Bank during the third quarter and nine months ended September 30, 2024.

About Broadway Financial Corporation

Broadway Financial Corporation operates through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading mission-driven bank that serves low-to-moderate income communities within urban areas in Southern California and the Washington, D.C. market.

About the City First Branded Family

City First Bank offers a variety of commercial real estate loan products, services, and depository accounts that support investments in affordable housing, small businesses, and nonprofit community facilities located within low-to-moderate income neighborhoods.  City First Bank is a Community Development Financial Institution, Minority Depository Institution, Certified B Corp, and a member of the Global Alliance of Banking on Values.  The Bank and the City First network of nonprofits, City First Enterprises, Homes By CFE, and City First Foundation, represent the City First branded family of community development financial institutions, which offer a robust lending and deposit platform.

Stockholders, analysts, and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010 or contact Investor Relations at the phone number or email address below.

Contacts

Investor Relations
Zack Ibrahim, Chief Financial Officer, (202) 243-7100
Investor.relations@cityfirstbroadway.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations and capital allocation and structure, are forward-looking statements.  Forward‑looking statements typically include the words “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “poised,” “optimistic,” “prospects,” “ability,” “looking,” “forward,” “invest,” “grow,” “improve,” “deliver” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward‑looking statements are subject to risks and uncertainties, including those identified below, which could cause actual future results to differ materially from historical results or from those anticipated or implied by such statements.  The following factors, among others, could cause future results to differ materially from historical results or from those indicated by forward‑looking statements included in this press release: (1) the level of demand for mortgage and commercial loans, which is affected by such external factors as general economic conditions, market interest rate levels, tax laws, and the demographics of our lending markets; (2) the direction and magnitude of changes in interest rates and the relationship between market interest rates and the yield on our interest‑earning assets and the cost of our interest‑bearing liabilities; (3) the rate and amount of credit losses incurred and projected to be incurred by us, increases in the amounts of our nonperforming assets, the level of our loss reserves and management’s judgments regarding the collectability of loans; (4) changes in the regulation of lending and deposit operations or other regulatory actions, whether industry-wide or focused on our operations, including increases in capital requirements or directives to increase allowances for credit losses or make other changes in our business operations; (5) legislative or regulatory changes, including those that may be implemented by the current administration in Washington, D.C. and the Federal Reserve Board; (6) possible adverse rulings, judgments, settlements and other outcomes of litigation; (7) actions undertaken by both current and potential new competitors; (8) the possibility of adverse trends in property values or economic trends in the residential and commercial real estate markets in which we compete; (9) the effect of changes in general economic conditions; (10) the effect of geopolitical uncertainties; (11) the impact of health crises on our future financial condition and operations; (12) the impact of any volatility in the banking sector due to the failure of certain banks due to high levels of exposure to liquidity risk, interest rate risk, uninsured deposits and cryptocurrency risk; and (13) other risks and uncertainties.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at http://www.cityfirstbank.com and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

	September 30, 2024	December 31, 2023
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$97,079	$105,195
Securities available-for-sale, at fair value	238,489	316,950
Loans receivable held for investment	975,315	887,805
Allowance for credit losses	(8,527)	(7,348)
Loans receivable held for investment, net of allowance	966,788	880,457
Total assets	1,373,055	1,375,404
Deposits	672,248	682,635
Securities sold under agreements to repurchase	89,798	73,475
FHLB advances	208,568	209,319
Bank Term Funding Program borrowing	100,000	100,000
Notes payable	-	14,000
Total stockholders' equity	286,392	281,903

Book value per share	$14.97	$14.65
Equity to total assets	20.86%	20.50%

Asset Quality Ratios:
Non-accrual loans to total loans	0.03%	0.00%
Non-performing assets to total assets	0.02%	0.00%
Allowance for credit losses to total gross loans	0.87%	0.83%
Allowance for credit losses to non-performing loans	2930.24%	N/A

Non-Performing Assets:
Non-accrual loans	$291	$-
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$291	$-

Delinquent loans 31 to 89 days delinquent	$1,665	$780
Delinquent loans greater than 90 days delinquent	$-	$-

	Three Months Ended September 30,				Nine Months Ended September 30,
Selected Operating Data and Ratios:	2024		2023		2024		2023
Interest income	$16,166		$11,927		$46,447		$34,610
Interest expense	7,836		5,154		22,675		12,295
Net interest income	8,330		6,773		23,772		22,315
Provision for credit losses	399		(2)		1,153		808
Net interest income after provision for credit losses	7,931		6,775		22,619		21,507
Non-interest income	416		331		995		880
Non-interest expense	7,594		6,981		22,684		19,654
Income before income taxes	753		125		930		2,733
Income tax expense	209		39		298		806
Net income	$544		$86		$632		$1,927

Net income (loss) - non-controlling interest	22		(5)		5		20
Net income Broadway Financial Corporation	$522		$91		$627		$1,907

Preferred share dividends	750		-		817		-
Net (loss) income common shareholders	$(228)		$91		$(190)		$1,907

(Loss) Earnings per common share-diluted	$(0.03)		$0.01	(3)	$(0.02)		$0.21	(3)

Loan originations (1)	$39,195		$14,016		$136,221		$112,235

Net recoveries to average loans	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)
Return on average assets	0.16%	(2)	0.03%	(2)	0.06%	(2)	0.21%	(2)
Return on average equity	0.77%	(2)	0.12%	(2)	0.30%	(2)	0.92%	(2)
Net interest margin	2.49%	(2)	2.33%	(2)	2.38%	(2)	2.60%	(2)

(1)	Does not include net deferred origination costs.
(2)	Annualized
(3)	Retroactively adjusted for a 1-for-8 reverse stock split effective November 1, 2023.